                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

                          Momenta Pharmaceuticals, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    60877T101
                                 (CUSIP Number)

                               December 31, 2004
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                  Page 1 of 18
                            Exhibit Index on Page 15

CUSIP NO. 60877T101                   13 G                          Page 2 of 18


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Polaris Venture Partners III, L.P. ("PVP III")
     Tax ID Number:

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   4,863,016 shares, except that Polaris Venture Management Co.
                   III, L.L.C. ("Polaris III"), the general partner of PVP III, may be deemed to have sole power to vote these shares, and
                   Jonathan A. Flint ("Flint"), Terrance G. McGuire ("McGuire"),
                   Stephen D. Arnold ("Arnold") and Alan G. Spoon ("Spoon"), the
                   managing members of Polaris III, may be deemed to have shared
  NUMBER OF        power to vote these shares.
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY
    EACH           See response to row 5.
  REPORTING    -----------------------------------------------------------------
   PERSON      7   SOLE DISPOSITIVE POWER
    WITH
                   4,863,016 shares, except that Polaris III, the general
                   partner of PVP III, may be deemed to have sole power to
                   dispose of these shares, and Flint, McGuire, Arnold and
                   Spoon, the managing members of Polaris III, may be deemed to have shared power to dispose of these shares.
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   See response to row 7.
--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,863,016

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     19.1%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 60877T101                   13 G                          Page 3 of 18


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Polaris Venture Partners Entrepreneurs' Fund III, L.P. ("Entrepreneurs' III") Tax ID Number:

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   126,266 shares, except that Polaris III, the general partner of Entrepreneurs' III, may be deemed to have sole power to vote these shares, and Flint, McGuire, Arnold and Spoon, the managing members of Polaris III, may be deemed to have shared power to vote these shares.
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         See response to row 5.
    EACH       -----------------------------------------------------------------
  REPORTING    7   SOLE DISPOSITIVE POWER
   PERSON
    WITH           126,266 shares, except that Polaris III, the general partner of Entrepreneurs' III, may be deemed to have sole power to dispose of these shares, and Flint, McGuire, Arnold and
                   Spoon, the managing members of Polaris III, may be deemed to have shared power to dispose of these shares.
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   See response to row 7.
--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     126,266

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.5%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 60877T101                   13 G                          Page 4 of 18


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Polaris Venture Partners Founders' Fund III, L.P. ("Founders' III") Tax ID Number:

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   76,648 shares, except that Polaris III, the general partner of Founders' III, may be deemed to have sole power to vote these shares, and Flint, McGuire, Arnold and Spoon, the
                   managing members of Polaris III, may be deemed to have
                   shared power to vote these shares.
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         See response to row 5.
    EACH       -----------------------------------------------------------------
  REPORTING    7   SOLE DISPOSITIVE POWER
   PERSON
    WITH           76,648 shares, except that Polaris III, the general partner of Founders' III, may be deemed to have sole power to
                   dispose of these shares, and Flint, McGuire, Arnold and
                   Spoon, the managing members of Polaris III, may be deemed to have shared power to dispose of these shares.
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   See response to row 7.
--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     76,648

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES CERTAIN SHARES*

     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.3%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 60877T101                   13 G                          Page 5 of 18


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Polaris Venture Management Co. III, L.L.C. ("Polaris III")
     Tax ID Number:

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   5,065,930 shares, of which 4,863,016 are directly owned by
                   PVP III, 126,266 are directly owned by Entrepreneurs' III
                   and 76,648 are directly owned by Founders' III. Polaris III, the general partner of PVP III, Entrepreneurs' III and
                   Founders' III, may be deemed to have sole power to vote
                   these shares, and Flint, McGuire, Arnold and Spoon, the
                   managing members of Polaris III, may be deemed to have
                   shared power to vote these shares.
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       See response to row 5.
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          5,065,930 shares, of which 4,863,016 are directly owned by
    WITH           PVP III, 126,266 are directly owned by Entrepreneurs' III
                   and 76,648 are directly owned by Founders' III. Polaris III, the general partner of PVP III, Entrepreneurs' III and
                   Founders' III, may be deemed to have sole power to dispose of these shares, and Flint, McGuire, Arnold and Spoon, the managing members of Polaris III, may be deemed to have
                   shared power to dispose of these shares.
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   See response to row 7.
--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,065,930

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES CERTAIN SHARES*

     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     19.9%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------

CUSIP NO. 60877T101                   13 G                          Page 6 of 18


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Jonathan A. Flint ("Flint")
     Tax ID Number:

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0 shares.
               -----------------------------------------------------------------
               6   SHARED VOTING POWER

                   5,065,930 shares, of which 4,863,016 are directly owned by
                   PVP III, 126,266 are directly owned by Entrepreneurs' III
                   and 76,648 are directly owned by Founders' III. Polaris III is the general partner of PVP III, Entrepreneurs' III and
  NUMBER OF        Founders' III. Flint is a managing member of Polaris III,
   SHARES          and may be deemed to have shared power to vote these
BENEFICIALLY       shares.
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0 shares.
    WITH       -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   5,065,930 shares, of which 4,863,016 are directly owned by PVP III, 126,266 are directly owned by Entrepreneurs' III and 76,648 are directly owned by Founders' III. Polaris III is the general partner of PVP III, Entrepreneurs' III and Founders' III. Flint is a managing member of Polaris III, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,065,930

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     19.9%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

CUSIP NO. 60877T101                   13 G                          Page 7 of 18


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Terrance G. McGuire ("McGuire")
     Tax ID Number:

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0 shares.
               -----------------------------------------------------------------
               6   SHARED VOTING POWER

                   5,065,930 shares, of which 4,863,016 are directly owned by
                   PVP III, 126,266 are directly owned by Entrepreneurs' III
                   and 76,648 are directly owned by Founders' III. Polaris III is the general partner of PVP III, Entrepreneurs' III and
  NUMBER OF        Founders' III. McGuire is a managing member of Polaris III,
   SHARES          and may be deemed to have shared power to vote these
BENEFICIALLY       shares.
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0 shares.
    WITH       -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   5,065,930 shares, of which 4,863,016 are directly owned by PVP III, 126,266 are directly owned by Entrepreneurs' III and 76,648 are directly owned by Founders' III. Polaris III is the general partner of PVP III, Entrepreneurs' III and Founders' III. McGuire is a managing member of Polaris III, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,065,930

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     19.9%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

CUSIP NO. 60877T101                   13 G                          Page 8 of 18


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Stephen D. Arnold ("Arnold")
     Tax ID Number:

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0 shares.
               -----------------------------------------------------------------
               6   SHARED VOTING POWER

                   5,065,930 shares, of which 4,863,016 are directly owned by
  NUMBER OF        PVP III, 126,266 are directly owned by Entrepreneurs' III and
   SHARES          76,648 are directly owned by Founders' III. Polaris III is
BENEFICIALLY       the general partner of PVP III, Entrepreneurs' III and
  OWNED BY         Founders' III. Arnold is a managing member of Polaris III,
    EACH           and may be deemed to have shared power to vote these shares.
  REPORTING    -----------------------------------------------------------------
   PERSON      7   SOLE DISPOSITIVE POWER
    WITH
                   0 shares.
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   5,065,930 shares, of which 4,863,016 are directly owned by PVP III, 126,266 are directly owned by Entrepreneurs' III and 76,648 are directly owned by Founders' III. Polaris III is the general partner of PVP III, Entrepreneurs' III and Founders' III. Arnold is a managing member of Polaris III, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,065,930

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 20.6%

     19.9%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON* IN

     IN
--------------------------------------------------------------------------------

CUSIP NO. 60877T101                   13 G                          Page 9 of 18


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Alan G. Spoon ("Spoon")
     Tax ID Number:

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0 shares.
               -----------------------------------------------------------------
               6   SHARED VOTING POWER

                   5,065,930 shares, of which 4,863,016 are directly owned by
                   PVP III, 126,266 are directly owned by Entrepreneurs' III and
  NUMBER OF        76,648 are directly owned by Founders' III. Polaris III is
   SHARES          the general partner of PVP III, Entrepreneurs' III and
BENEFICIALLY       Founders' III. spoon is a managing member of Polaris III,
  OWNED BY         and may be deemed to have shared power to vote these shares.
    EACH       -----------------------------------------------------------------
  REPORTING    7   SOLE DISPOSITIVE POWER
   PERSON
    WITH           0 shares.
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   5,065,930 shares, of which 4,863,016 are directly owned by PVP III, 126,266 are directly owned by Entrepreneurs' III and 76,648 are directly owned by Founders' III. Polaris III is the general partner of PVP III, Entrepreneurs' III and Founders' III. Spoon is a managing member of Polaris III, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,065,930

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 20.6%

     19.9%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON* IN

     IN
--------------------------------------------------------------------------------

CUSIP NO. 60877T101                   13 G                         Page 10 of 18


ITEM 1(A).   NAME OF ISSUER

             Momenta Pharmaceuticals, Inc.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

             43 Moulton Street
             Cambridge, Massachusetts 02138

ITEM 2(A).   NAME OF PERSONS FILING

             This Statement is filed by Polaris Venture Partners III, L.P., a Delaware limited partnership ("PVP III"), Polaris Venture Partners Entrepreneurs' Fund III, L.P., a Delaware limited partnership ("Entrepreneurs' III"), Polaris Venture Partners Founders' Fund III, L.P., a Delaware limited partnership ("Founders' III"), Polaris Venture Management Co. III, L.L.C., a Delaware limited liability company ("Polaris III"), Jonathan A. Flint ("Flint"), Terrance G. McGuire ("McGuire"), Stephen D. Arnold ("Arnold") and Alan G. Spoon ("Spoon"). Flint, McGuire, Arnold and Spoon are the managing members of Polaris III. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

             Polaris III, the general partner of PVP III, Entrepreneurs' III and Founders' III, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by PVP III, Entrepreneurs' III and Founders' III. Flint, McGuire, Arnold and Spoon are the managing members of Polaris III and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by PVP III, Entrepreneurs' III and Founders' III.

ITEM 2(B).   ADDRESS OF PRINCIPAL OFFICE

             The address for each of the Reporting Persons is:

             Polaris Venture Partners
             1000 Winter Street, Suite 3350
             Waltham, Massachusetts 02451

ITEM 2(C)    CITIZENSHIP

             PVP III, Entrepreneurs' III and Founders' III are Delaware limited partnerships; Polaris III is a Delaware Limited Liability Company; Flint, McGuire, Arnold and Spoon are United States citizens.

ITEM 2(D) AND (E).   TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

             Common Stock
             CUSIP # 60877T101

ITEM 3.      Not Applicable

ITEM 4.      OWNERSHIP

             The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2004:

CUSIP NO. 60877T101                   13 G                         Page 11 of 18


                    (a)  Amount beneficially owned:

                         See Row 9 of cover page for each Reporting Person.

                    (b)  Percent of Class:

                         See Row 11 of cover page for each Reporting Person.

                    (c)  Number of shares as to which such person has:

                             (i)   Sole power to vote or to direct the vote:

                                   See Row 5 of cover page for each Reporting
                                   Person.

                             (ii)  Shared power to vote or to direct the vote:

                                   See Row 6 of cover page for each Reporting
                                   Person.

                             (iii) Sole power to dispose or to direct the
                                   disposition of:

                                   See Row 7 of cover page for each Reporting
                                   Person.

                             (iv) Shared power to dispose or to direct the disposition of:

                                   See Row 8 of cover page for each Reporting
                                   Person.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Under certain circumstances set forth in the limited partnership agreements of PVP III, Entrepreneurs' III and Founders' III, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.

CUSIP NO. 60877T101                   13 G                         Page 12 of 18


ITEM 10.     CERTIFICATION.

             Not applicable.

                                   SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2005


POLARIS VENTURE PARTNERS III, L.P.,     /s/ Kevin Littlejohn
a Delaware Limited Partnership          ----------------------------------------
                                        Signature

                                        Kevin Littlejohn
                                        Authorized Signatory


POLARIS VENTURE PARTNERS                /s/ Kevin Littlejohn
ENTREPRENEURS' FUND III, L.P.,          ----------------------------------------
a Delaware Limited Partnership          Signature

                                        Kevin Littlejohn
                                        Authorized Signatory


POLARIS VENTURE PARTNERS                /s/ Kevin Littlejohn
FOUNDERS' FUND III, L.P.,               ----------------------------------------
a Delaware Limited Partnership          Signature

                                        Kevin Littlejohn
                                        Authorized Signatory


POLARIS VENTURE                         /s/ Kevin Littlejohn
MANAGEMENT CO. III, L.L.C.,             ----------------------------------------
a Delaware Limited Liability Company    Signature

                                        Kevin Littlejohn
                                        Authorized Signatory


JONATHAN A. FLINT                       /s/ Kevin Littlejohn
                                        ----------------------------------------
                                        Signature

                                        Kevin Littlejohn
                                        Authorized Signatory

TERRANCE G. MCGUIRE                     /s/ Kevin Littlejohn
                                        ----------------------------------------
                                        Signature

                                        Kevin Littlejohn
                                        Authorized Signatory


STEPHEN D. ARNOLD                       /s/ Kevin Littlejohn
                                        ----------------------------------------
                                        Signature

                                        Kevin Littlejohn
                                        Authorized Signatory


ALAN G. SPOON                           /s/ Kevin Littlejohn
                                        ----------------------------------------
                                        Signature

                                        Kevin Littlejohn
                                        Authorized Signatory

                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A: Agreement of Joint Filing                                     16

Exhibit B: Reference to Kevin Littlejohn as Authorized Signatory         18

                                    EXHIBIT A

                            Agreement of Joint Filing

          The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Momenta Pharmaceuticals, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated: February 11, 2005


POLARIS VENTURE PARTNERS III, L.P.,     /s/ Kevin Littlejohn
a Delaware Limited Partnership          ----------------------------------------
                                        Signature

                                        Kevin Littlejohn
                                        Authorized Signatory


POLARIS VENTURE PARTNERS                /s/ Kevin Littlejohn
ENTREPRENEURS' FUND III, L.P.,          ----------------------------------------
a Delaware Limited Partnership          Signature

                                        Kevin Littlejohn
                                        Authorized Signatory


POLARIS VENTURE PARTNERS                /s/ Kevin Littlejohn
FOUNDERS' FUND III, L.P.,               ----------------------------------------
a Delaware Limited Partnership          Signature

                                        Kevin Littlejohn
                                        Authorized Signatory


POLARIS VENTURE                         /s/ Kevin Littlejohn
MANAGEMENT CO. III, L.L.C.,             ----------------------------------------
a Delaware Limited Liability Company    Signature

                                        Kevin Littlejohn
                                        Authorized Signatory


JONATHAN A. FLINT                       /s/ Kevin Littlejohn
                                        ----------------------------------------
                                        Signature

                                        Kevin Littlejohn
                                        Authorized Signatory

TERRANCE G. MCGUIRE                     /s/ Kevin Littlejohn
                                        ----------------------------------------
                                        Signature

                                        Kevin Littlejohn
                                        Authorized Signatory


STEPHEN D. ARNOLD                       /s/ Kevin Littlejohn
                                        ----------------------------------------
                                        Signature

                                        Kevin Littlejohn
                                        Authorized Signatory


ALAN G. SPOON                           /s/ Kevin Littlejohn
                                        ----------------------------------------
                                        Signature

                                        Kevin Littlejohn
                                        Authorized Signatory

                                    EXHIBIT B

              REFERENCE TO KEVIN LITTLEJOHN AS AUTHORIZED SIGNATORY

Kevin Littlejohn has signed the enclosed documents as Authorized Signatory. Note that copies of the applicable Agreement to File Jointly and Statement Appointing Designated Filer And Authorized Signatory are already on file with the appropriate agencies.